FORD MOTOR COMPANY
                           THE AMERICAN ROAD
                        DEARBORN, MICHIGAN 48121



                                            April 9, 1996

Ford Motor Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     	This will refer to the Registration Statement on Form S-8 (the "Registration Statement") that is being filed by Ford Motor Company (the "Company") with the Securities and Exchange Commis-sion (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the Ford Microelectronics, Inc. Salaried Retirement Savings Plan (the "Plan").

	As a Senior Attorney of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the Plan. I have examined, or caused to be examined, the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the provisions of the Plan. I also have examined or caused to be examined such other documents and instruments and have made such further investigation as I have deemed appropriate in connection with this opinion.

   	Based upon the foregoing, it is my opinion that the provi-sions of the Plan, as amended and subsequently modified if necessary to obtain a favorable determination letter from the Internal Revenue Service, will comply with the requirements of ERISA pertaining to such provisions.

   	I hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

                              			Very truly yours,

                                 /s/F. C. King

			                              F. C. King
                                 Senior Attorney